Exhibit 5.2

[Sullivan & Cromwell LLP]

21 February 2013

Barclays Bank PLC,

1 Churchill Place,

London E14 5HP.

Dear Sirs:

In connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”) under the senior debt indenture dated 16 September 2004 (the “Indenture”) between Barclays Bank PLC, as issuer, (the “Company”) and The Bank of New York Mellon, as trustee, we, as English special counsel to the Company, have examined:

A.                                    a copy of the articles of association of the Company;

B.                                    an extract from the minutes of a meeting of the board of directors of the Company held on 14 April, 1994 which established the Fund Raising Committee of the board of directors (the “Committee”);

C.                                    a copy of the minutes of the Committee for meetings held on (i) September 16, 2004 approving the establishment of a Medium-Term Notes, Series A program, with the notes issued thereunder to be governed by the Indenture, and (ii) July 29, 2010 approving the issue of the Notes subject to approval of the Notes by any Authorised Officer named therein (an “Authorised Officer”) or by an authorised delegatee of an Authorised Officer;

D.                                    a certificate of an authorised officer of the Company dated 1 February 2013 and e-mails from Authorised Officers or authorised delegatees of Authorised Officers approving the issue of the Notes dated 19, 20 and 21 February 2013 (together, the “Certificates”); and

such other corporate records, certificates and documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

A.                                    Due Formation and Authority of the Company

For the purposes of this opinion, we have made the following searches and enquiries:

(a)                                 a search against the entries and filings shown in respect of the Company on the Companies House online service “Companies House Direct” at 1312 hours on 21 February 2013;

(b)                                 a telephone enquiry of the Central Registry of Winding-up Petitions made at 1343 hours on 21 February 2013; and

(c)                                  an online search of the register of authorised persons under the FSMA at 1309 hours on 21 February 2013.

Upon the basis of the examination, searches and enquiries described above (the “Searches”) it is our opinion that:

(1)                                 the Company is a company limited by shares validly incorporated and in existence in England;

(2)                                 the issue of the Notes has been duly authorised and executed by or on behalf of the Company; and

(3)                                 the issue of the Notes is in compliance with applicable English law.

For the purposes of giving the opinions expressed in paragraphs (1) to (3) above we have, with your consent, made the assumptions set out in section B below.  The opinions set forth in this section A are qualified as set forth in section C below.

B.                                    Assumptions

For the purpose of giving the opinion we have, with your consent, assumed, without independent verification that:

(a)                                 all documents furnished to us as copies are genuine, authentic and complete and conform to the original documents of which they are copies and the genuineness of all signatures, stamps and seals thereon or on the original thereof;

(b)                                 the Certificates are accurate and complete as of the date of this opinion;

(c)                                  the minutes and other corporate documents are a true and complete record of the proceedings described therein and the resolutions set out in the minutes remain in full force and effect without modification;

(d)                                 any person required to obtain any consent or authorisation in any jurisdiction other than England in connection with the issue of the Notes has obtained such consent or authorisation;

(e)                                  there has been no alteration in the status of the Company as revealed by the Searches;

(f)                                   no law of any jurisdiction outside England would render the issue of the Notes illegal or ineffective; and

(g)                                  the Committee in resolving to issue the Notes has acted in good faith to promote the success and interests of the Company for the benefit of its members and in accordance with any other duty.

C.                                    Qualifications

1                                         The searches on Companies House Direct referred to in section A above are not conclusively capable of revealing whether or not:

(i)                                     a winding up order has been made in respect of the Company; or

(ii)                                  an administration order has been made in respect of the Company; or

(iii)                               a receiver, administrative receiver or liquidator has been appointed in respect of the Company,

since notice of these matters might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the electronic records of the Company immediately.

2                                         The enquiries with the Central Registry of Winding-Up Petitions referred to in section A above relate only to a compulsory winding up and are not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made.

*****

The foregoing opinion is limited to English law as at the date of this opinion and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  In particular, we express no opinion on European Union law as it affects any jurisdiction other than England, on matters of federal law of the United States, or on the laws of New York or any other State of the United States.  No opinion is expressed on matters of fact.  This opinion is governed by, and shall be construed in accordance with, English law. The foregoing opinion is delivered and is to be read in conjunction with the opinion of Sullivan & Cromwell LLP, dated the date hereof, regarding certain matters under the federal laws of the United States and the laws of the State of New York relevant to the foregoing opinion.

This opinion is provided in connection with the issue of the Notes and is not to be used for any other purpose.  We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Company’s registration statement (the “Registration Statement”) filed with the United States Securities and Exchange Commission on Form F-3 ASR (File No. 333-169119) under the United States Securities Act of 1933, as amended (the “Act”).  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

Annex A

Title of Notes	Date of Issue

$21,074,000 Return Enhanced Notes due March 5, 2014 Linked to the S&P 500® Index	February 21, 2013

$2,630,000 Phoenix Autocallable Notes due March 5, 2014 Linked to the common stock of Coach, Inc.	February 21, 2013

$112,000,000,000 iPath® S&P 500 VIX Short-Term Futures™ ETN due January 30, 2019	February 21, 2013

$2,400,000 Trigger Super TrackSM Notes due August 20, 2014 Linked to the Performance of the S&P 500® Index	February 21, 2013

$695,000 Return Enhanced Notes due February 27, 2014 Linked to the Performance of a Basket of Four Currencies Relative to the U.S. Dollar	February 21, 2013

Barclays Bank PLC Airbag Yield Optimization Notes $1,735,000 Notes linked to the common stock of Polycom, Inc. due August 21, 2013	February 21, 2013

Barclays Bank PLC Airbag Yield Optimization Notes $2,675,000 Notes linked to American Depositary Shares representing the ordinary shares of Qihoo 360 Technology Co. Ltd. due August 21, 2013	February 21, 2013

Barclays Bank PLC Airbag Yield Optimization Notes $1,218,000 Notes linked to the common stock of Jive Software, Inc. due August 21, 2013	February 21, 2013

$1,000,000 9.00% Exchangeable Notes due May 20, 2013 (Linked to the Common Stock of Safeway Inc.)	February 21, 2013